Exhibit 99.2
Medwave Announces Receipt of Notice From NASDAQ
ARDEN HILLS, MN — May 22, 2007 — Medwave, Inc. (the “Company,” NASDAQ: MDWV) announced that, as previously disclosed, due to the recent departure of its Chief Financial Officer, the Company was unable to timely file its Form 10-Q for the period ended March 31, 2007 (the “Form 10-Q”). As a result, the Company received a NASDAQ Staff Determination letter because the Company was not in compliance with Marketplace Rule 4310(c)(14), which requires timely filing of periodic reports with NASDAQ for continued listing. The non-compliance with Marketplace Rule 4310(c)(14) makes the Company’s common stock subject to being delisted from The NASDAQ Stock Market. The Company is currently working with its independent public accountants to finalize the Form 10-Q before May 29, 2007 to avoid delisting. If the Company is unable to meet this May 29, 2007 deadline, it may appeal any delisting determination.
About Medwave
Medwave develops, manufacturers and distributes sensor-based non-invasive blood pressure solutions. Medwave trades on the NASDAQ capital market under the symbol MDWV.
Cautionary Statements
Statements made in this release that are stated as expectations, plans, anticipations, prospects or future estimates or which otherwise look forward in time are considered “forward-looking statements” and involve a variety of risks and uncertainties, known and unknown, which are likely to affect the actual results. The following factors, among others, as well as factors discussed in the Medwave’s filings with the Securities and Exchange Commission, have affected and, in the future, could affect Medwave’s actual results: lack of adequate manpower as a result of recent resignations and ongoing restructuring efforts; resistance to the acceptance of new blood pressure monitoring products; the market acceptance of FusionTM, the Vasotrac® system and other products of Medwave, particularly in light of the recent operational difficulties with our now discontinued Primo hand-held monitor; hospital budgeting cycles; the possibility of adverse or negative results or commentary from clinical researchers or other users or evaluators of Medwave’s products; Medwave’s success in creating effective distribution channels for its products; Medwave’s ability to scale up its manufacturing process; and delays in product development or enhancement or regulatory approval. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Medwave undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.
This caution is made under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.